Exhibit 16.1

December 20, 2022

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

WWC, P.C. (“WWC”) has been furnished with a copy of the disclosures in the Form 8-K for the event that occurred on December 20, 2022 to be filed by WWC’s former client Planet Green Holdings Corp. (the “Company”). WWC does not disagree with the Company’s statements regarding WWC under Item 4.01. Changes in Company’s Certifying Accountant.

WWC has no basis to agree or disagree with any other part of the Form 8-K.

Very truly yours,

/s/ WWC, P.C.

WWC, P.C.

Certified Public Accountants